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             VENABLE, BAETJER AND HOWARD, LLP
            Including professional corporations
           1800 Mercantile Bank & Trust Building
                     Two Hopkins Plaza
              Baltimore, Maryland 21201-2978
            (410) 244-7400, Fax (410) 244-7742



                     December 22, 1995




Seward & Kissel
One Battery Park Plaza
New York, NY  10004

Re: Alliance Global Strategic Income Trust, Inc.
    ____________________________________________

Ladies and Gentlemen:

    We have acted as special Maryland counsel for Alliance Global Strategic Income Trust, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its Class A Common Stock, Class B Common Stock and Class C Common Stock, par value $.001 per share (each a "Class" and, collectively the "Shares").

    As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-1A, File Nos. 33-63799; 811-7391 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

    We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.



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    Based on such examination, we are of the opinion and so
advise you that:

         1.   The Fund is duly organized and validly
              existing as a corporation in good standing under the laws of the State of Maryland.

         2. The Shares of the Fund to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland (assuming that the sale price of each share is not less than the par value thereof).

    This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

    You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectus under the caption "Counsel". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                        Very truly yours,

                        Venable, Baetjer and Howard, LLP














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